     Earnings Release

JETBLUE ANNOUNCES SECOND QUARTER 2021 RESULTS
NEW YORK (July 27, 2021) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the second quarter of 2021:
•Reported GAAP diluted earnings per share of $0.20 in the second quarter of 2021 compared to diluted earnings per share of $0.59 in the second quarter of 2019. Adjusted loss per share was ($0.65)(1) in the second quarter of 2021 versus adjusted diluted earnings per share of $0.60(1) in the second quarter of 2019. Note A to this earnings release includes the GAAP to Non-GAAP reconciliation between reported and adjusted diluted earnings per share.
•GAAP pre-tax earnings of $57 million in the second quarter of 2021, compared to a pre-tax income of $236 million in the second quarter of 2019. Excluding one-time items, adjusted pre-tax loss of ($309) million(1) in the second quarter of 2021 versus adjusted pre-tax income of $238 million(1) in the second quarter of 2019.
Operational and Financial Highlights from the Second Quarter
•Reduced second quarter 2021 capacity by 15% year over two, which is in-line with our planning assumption.
•Second quarter 2021 revenue declined 29% year over two. Adjusted for a 1.5 point benefit from a renewed co-branded credit card agreement, the result is at the better end of our prior expectations of a 30 to 33% decline year over two. This was driven primarily by continued momentum in leisure demand throughout the quarter.
•Operating expenses declined 27% year over two. Excluding special items, adjusted operating expenses declined 7%(1) year over two, which is in-line with our prior planning assumption. CASM ex-Fuel declined meaningfully from a 41% increase year over two in the first quarter, to a 19% increase in the second quarter.
•JetBlue's Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Special Items (Adjusted EBITDA) in the second quarter of 2021 was ($86) million(1), better than the ($115) to ($165) million range previously expected. This was mainly the result of improving underlying revenue trends, the contribution from our co-branded agreement, and our discipline in controlling costs.
Balance Sheet and Liquidity
•During the quarter, JetBlue significantly reduced net debt(1) by $1.2 billion to $0.9 billion, which is now below pre-pandemic levels. As of June 30, 2021, JetBlue's adjusted debt to capital was 55%(1).
•JetBlue ended the second quarter of 2021 with approximately $3.7 billion in unrestricted cash, cash equivalents, and short-term investments, or 46% of 2019 revenue.
•JetBlue repaid $89 million in regularly scheduled debt and finance lease obligations and fully repaid a term loan of $722 million during the second quarter of 2021.

Fuel Expense and Hedging
The realized fuel price in the second quarter 2021 was $1.91 per gallon, a 12% decline versus second quarter 2019 realized fuel price of $2.16.
As of July 27, 2021, JetBlue has not entered into forward fuel derivative contracts to hedge its fuel consumption for the third quarter of 2021. Based on the forward curve as of July 19, 2021, JetBlue expects an average all-in price per gallon of fuel of $2.09 in the third quarter of 2021.
JetBlue, Barclays, and Mastercard Renew Long-Term Partnership Agreement
Yesterday, JetBlue announced a multi-year extension of their co-branded credit card agreements with both Barclays and Mastercard. The partnership renewal will extend and expand JetBlue's consumer credit card portfolio. The agreements will center on the continued delivery of innovative, digital-centric card offerings that meet consumer’s evolving needs and foster engagement and loyalty.
JetBlue currently estimates that the impact from the renewed agreement will deliver approximately an incremental one point to our annualized revenue and margin.
Our Recovery Plan and Actions Taken to Position JetBlue for Future Success
“In the second quarter, we saw strong signs that consumer confidence and travel demand is returning, with second quarter revenue doubling compared to the first quarter driven by pent-up demand,” said Robin Hayes, JetBlue’s Chief Executive Officer.
“As we turn to recovery, we continued to generate positive cash from operations in the second quarter, and we expect continued improvement in our operating performance as we progress towards a full recovery. We are creating a path to restore our earnings power to beyond 2019 levels and generate long-term value for our owners in the years ahead. Our attention is now squarely on rebuilding our margins and repairing our balance sheet.”
Revenue and Capacity
“We are pleased to see further month-on-month improvements into the peak summer months, with demand momentum across all of our geographies. We ended the quarter with load factors in the mid-80s with June capacity largely back to pre-pandemic levels, compared to an average load factor in the mid-60s in the first quarter,” said Joanna Geraghty, JetBlue’s President and Chief Operating Officer.
“For the third quarter of 2021, our planning assumption for revenue is a decline of between (4%) and (9%) year over two, another quarter of strong sequential improvement of approximately 20 points. We expect unit revenue to continue to improve on top of increasing capacity, with load factors in the mid-to-high 80s this summer. We have seen days with average load factors in the 90s.
For the third quarter of 2021, our planning assumption is for capacity to be between flat to down (3)% to up one percent year over two, given the strong sequential improvement in demand. Throughout the pandemic, we have been nimble in adjusting our capacity deployment to the prevailing demand environment. We’ll maintain this approach given the continued uncertainty on the course of the pandemic caused by variants.”

Financial Performance and Outlook
“Our second quarter Adjusted EBITDA(1) came in better than the range we anticipated in early-June. This was mainly the result of improving underlying revenue trends, the benefit from our renewed co-branded agreement, and our discipline in controlling costs,” said Ursula Hurley, JetBlue’s Acting Chief Financial Officer.

“For the third quarter, we estimate our EBITDA will range between $75 and $175 million dollars, reflecting continued sequential improvement in demand partially offset by continued cost pressures from fuel prices, and airport rents and landing fees. We expect to remain in positive EBITDA territory through the end of the year, and expect to generate pre-tax profits in July and August.

We are committed to generating better than pre-pandemic earnings in the next few years by growing revenue and controlling costs, and we are confident that we are on the right path to expand margins in a sustainable way.

We are now squarely focused on repairing our balance sheet, lowering our total cost of debt, and growing our unencumbered asset base. We reduced our net debt by over 50% to under $1 billion dollars at the end of June. Both our net debt and weighted average cost of debt now sit below pre-pandemic levels.”

Earnings Call Details
JetBlue will conduct a conference call to discuss its quarterly earnings today, July 27, 2021 at 10:00 a.m. Eastern Time. A live broadcast of the conference call will also be available via the internet at http://investor.jetblue.com. The webcast replay and presentation materials will be archived on the company’s website.
For further details see the Second Quarter 2021 Earnings Presentation available via the internet at http://investor.jetblue.com.
About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando, and San Juan. JetBlue carries customers across the U.S., Caribbean, and Latin America. For more information, visit jetblue.com.
Notes
(1)Non-GAAP financial measure; Note A provides a reconciliation of non-GAAP financial measures used in this release and explains the reasons management believes that presentation of these non-GAAP financial measure provides useful information to investors regarding JetBlue's financial condition and results of operations.
(2)The Company has not reconciled its Adjusted EBITDA planning assumptions to net income because net income (loss) is not accessible on a forward-looking basis. Items that impact net income (loss) are out of the Company's control and/or cannot be reasonably predicted. Accordingly, a reconciliation to net income (loss) is not available without unreasonable effort.

Forward Looking Statements
This Earnings Release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. When used in this Earnings Release, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties, and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, the coronavirus ("COVID-19") pandemic and related variants and the outbreak of any other disease or similar public health threat that affects travel demand or behavior; restrictions on our business related to the financing we accepted under various federal government support programs such as the CARES Act, and the Consolidated Appropriations Act, 2021; our significant fixed obligations and substantial indebtedness; risk associated with execution of our strategic operating plans in the near-term and long-term; the recording of a material impairment loss of tangible or intangible assets; our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers, including for aircraft, aircraft engines and parts and vulnerability to delays by those suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation, including new or increased tariffs; changes in our industry due to other airlines' financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs, and assumptions upon which we base our expectations may change prior to the end of each quarter or year.
Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2020 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this presentation might not occur. Our forward-looking statements speak only as of the date of this presentation. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
This Earnings Release also includes certain “non-GAAP financial measures” as defined under the Exchange Act and in accordance with Regulation G. We have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and provided in accordance with U.S. GAAP within this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Percent Change		2021		2020	Percent Change
OPERATING REVENUES
Passenger	$1,388	$170	715.5		$2,058		1,682	22.4
Other	111	45	148.0		174		121	42.9
Total operating revenues	1,499	215	597.7		2,232		1,803	23.7

OPERATING EXPENSES
Aircraft fuel and related taxes	336	29	1051.8		530		394	34.3
Salaries, wages and benefits	577	477	20.9		1,098		1,078	1.9
Landing fees and other rents	174	62	180.7		289		174	66.4
Depreciation and amortization	133	140	(4.9)		258		279	(7.6)
Aircraft rent	26	16	63.8		50		37	35.7
Sales and marketing	47	8	508.9		70		60	15.7
Maintenance, materials and repairs	164	73	122.8		268		233	14.7
Other operating expenses	261	124	110.5		471		394	19.7
Special items	(366)	(304)	(20.2)		(655)		(102)	(541.8)
Total operating expenses	1,352	625	116.3		2,379		2,547	(6.6)

OPERATING INCOME (LOSS)	147	(410)	NM		(147)		(744)	(80.2)

Operating margin	9.8%	-190.8%	200.7	pts.	-6.6%	pts.	-41.3%	34.7	pts.

OTHER INCOME (EXPENSE)
Interest expense	(54)	(40)	36.2		(112)		(65)	72.4
Capitalized interest	3	3	(7.7)		6		7	(7.7)
Interest income and other	(39)	(3)	1141.4		(37)		(2)	2,718.5
Total other income (expense)	(90)	(40)	129.4		(143)		(60)	140.5

INCOME (LOSS) BEFORE INCOME TAXES	57	(450)	NM		(290)		(804)	(63.9)

Pre-tax margin	3.8%	-209.2%	212.9	pts.	-13.0%	pts.	-44.6%	31.6	pts.

Income tax (benefit) expense	(7)	(130)	(94.7)		(107)		(216)	(50.3)

NET INCOME (LOSS)	$64	$(320)	NM		$(183)		(588)	(68.9)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.20	$(1.18)			$(0.58)		$(2.14)
Diluted	$0.20	$(1.18)			$(0.58)		$(2.14)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	317.7	271.7			317.0		275.1
Diluted	321.5	271.7			320.7		275.1

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Percent Change		2021	2020	Percent Change
Revenue passengers (thousands)	7,938	616	1,188.5		12,401	8,766	41.5
Revenue passenger miles (RPMs) (millions)	10,804	816	1,223.7		16,611	11,208	48.2
Available seat miles (ASMs) (millions)	13,645	2,413	465.6		22,734	17,304	31.4
Load factor	79.2%	33.8%	45.4	pts.	73.1%	64.8%	8.3	pts.
Aircraft utilization (hours per day)	8.8	1.6	450.0		7.4	6.1	21.3

Average fare	$174.47	$276.35	(36.9)		$160.32	191.83	(16.4)
Yield per passenger mile (cents)	12.82	20.86	(38.5)		12.39	15.00	(17.4)
Passenger revenue per ASM (cents)	10.18	7.06	44.2		9.05	9.72	(6.9)
Revenue per ASM (cents)	10.99	8.91	23.4		9.82	10.42	(5.8)
Operating expense per ASM (cents)	9.91	25.90	(61.7)		10.46	14.72	(28.9)
Operating expense per ASM, excluding fuel (cents)(1)	10.05	36.95	(72.8)		10.92	12.90	(15.3)

Departures	67,253	12,896	421.5		111,302	96,191	15.7
Average stage length (miles)	1,279	1,183	8.1		1,278	1,163	9.9
Average number of operating aircraft during period	269.0	262.0	2.7		269.0	260.6	3.2
Average fuel cost per gallon, including fuel taxes	$1.91	$0.96	98.8		$1.84	1.74	5.8
Fuel gallons consumed (millions)	176	30	479.3		288	227	27.0
Average number of full-time equivalent crewmembers					15,416	16,759

(1) Refer to Note A at the end of our Earnings Release for more information on this non-GAAP financial measure. Operating expense per available seat mile, excluding fuel (“CASM Ex-Fuel”) excludes fuel and related taxes, other non-airline operating expenses, and special items.

JETBLUE AIRWAYS CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	June 30,	December 31,
	2021	2020
	(unaudited)
Cash and cash equivalents	$2,409	$1,918
Total investment securities	1,318	1,137
Total assets	14,415	13,406
Total debt	4,430	4,863
Stockholders' equity	3,813	3,951

Note A - Non-GAAP Financial Measures
JetBlue sometimes uses non-GAAP financial measures in this press release. Non-GAAP financial measures are financial measures that are derived from the consolidated financial statements, but that are not presented in accordance with generally accepted accounting principles in the United States, or GAAP. We believe these non-GAAP financial measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. The information below provides an explanation of each non-GAAP financial measure and shows a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures.

Operating expense per available seat mile, excluding fuel and related taxes, other non-airline operating expenses, and special items (“CASM Ex-Fuel”)
Operating expenses per available seat mile, or CASM, is a common metric used in the airline industry. We exclude aircraft fuel and related taxes, operating expenses related to other non-airline businesses, such as JetBlue Technology Ventures and JetBlue Travel Products, and special items from operating expenses to determine CASM ex-fuel, which is a non-GAAP financial measure.
In the second quarter of 2021, special items include contra-expenses recognized on the utilization of payroll support grants received under the Consolidated Appropriations Act, 2021, and contra-expenses recognized on the Employee Retention Credits provided by the CARES Act.
Special items in the second quarter of 2019 include one-time transition costs related to the Embraer E190 fleet exit as well as one-time costs related to the implementation of our pilots' collective bargaining agreement.
We believe that CASM ex-fuel is useful for investors because it provides investors the ability to measure financial performance excluding items beyond our control, such as fuel costs, which are subject to many economic and political factors, or not related to the generation of an available seat mile, such as operating expense related to certain non-airline businesses. We believe this non-GAAP measure is more indicative of our ability to manage airline costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL
($ in millions, per ASM data in cents)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2019		2021		2019
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$1,352	$9.91	$1,855	$11.58	$2,379	$10.46	$3,652	$11.60
Less:
Aircraft fuel and related taxes	336	2.46	484	3.02	530	2.33	921	2.93
Other non-airline expenses	11	0.08	12	0.09	20	0.09	23	0.07
Special items	(366)	(2.68)	2	0.01	(655)	(2.88)	14	0.04
Operating expenses, excluding fuel	$1,371	$10.05	$1,357	$8.46	$2,484	$10.92	$2,694	$8.56
Operating expense, income (loss) before taxes, net income (loss) and earnings (loss) per share, excluding special items
Our GAAP results in the applicable periods were impacted by charges that are deemed special items.
In the second quarter of 2021, special items include contra-expenses recognized on the utilization of payroll support grants received under the Consolidated Appropriations Act, 2021, and contra-expenses recognized on the Employee Retention Credits provided by the CARES Act.
Special items in the second quarter of 2019 include one-time transition costs related to the Embraer E190 fleet exit as well as one-time costs related to the implementation of our pilots' collective bargaining agreement.

We believe the impact of these items distort our overall trends and that our metrics are more comparable with the presentation of our results excluding the impact of these items. The table below provides a reconciliation of our GAAP reported amounts to the non-GAAP amounts excluding the impact of these items.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE, INCOME (LOSS) BEFORE TAXES, NET INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE EXCLUDING SPECIAL ITEMS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2019	2021	2019
Total operating revenues	$1,499	$2,105	$2,232	$3,977

Total operating expenses	$1,352	$1,855	$2,379	$3,652
Less: Special items	(366)	2	(655)	14
Total operating expenses excluding special items	$1,718	$1,853	$3,034	$3,638

Operating income (loss)	$147	$250	$(147)	$325
Add back: Special items	(366)	2	(655)	14
Operating income (loss) excluding special items	$(219)	$252	$(802)	$339

Operating margin excluding special items	-14.6%	12.0%	(35.9)%	8.5%

Income (loss) before income taxes	$57	$236	$(290)	$294
Add back: Special items	(366)	2	(655)	14
Income (loss) before income taxes excluding special items	$(309)	$238	$(945)	$308

Pre-tax margin excluding special items	-20.6%	11.3%	(42.3)%	7.7%

Net income (loss)	$64	$179	$(183)	$221
Add back: Special items	(366)	2	(655)	14
Less: Income tax (expense) benefit related to special items	(96)	1	(173)	3
Net income (loss) excluding special items	$(206)	$180	$(665)	$232

Earnings (Loss) Per Common Share:
Basic	$0.20	$0.60	$(0.58)	$0.73
Add back: Special items, net of tax	(0.85)	—	(1.52)	0.03
Basic excluding special items	$(0.65)	$0.60	$(2.10)	$0.76

Diluted	$0.20	$0.59	$(0.58)	$0.73
Add back: Special items, net of tax	(0.85)	0.01	(1.52)	0.03
Diluted excluding special items	$(0.65)	$0.60	$(2.10)	$0.76
Earnings before interest, taxes, depreciation, amortization, and special Items
Earnings before interest, taxes, depreciation, and amortization (EBITDA) is a non-GAAP financial measure. We believes this measure allows investors to better understand the financial performance of the company by presenting earnings from our business operations without including the effects of capital structure, tax rates, depreciation, and amortization. We further adjusted EBITDA to account for the impact of special items which are unusual or infrequent in nature.

NON-GAAP FINANCIAL MEASURE
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AMORTIZATION, AND SPECIAL ITEMS
(in millions) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$64	$179	$(183)	$221
Less:
Interest (expense)	(54)	(19)	(112)	(38)
Capitalized interest	3	3	6	6
Interest income and other	(39)	2	(37)	1
Add back:
Income tax (benefits)	(7)	57	(107)	73
Depreciation and amortization	133	127	258	251
Earnings before interest, taxes, depreciation, and amortization	$280	$377	$111	$576
Add back:
Special items	(366)	2	(655)	14
Earnings before interest, taxes, depreciation, amortization, and special items	$(86)	$379	$(544)	$590
Adjusted debt to capitalization ratio
Adjusted debt to capitalization ratio is a non-GAAP financial metric which we believe is helpful to investors in assessing the company's overall debt profile. Adjusted debt includes aircraft operating lease liabilities, in addition to total debt and finance leases, to present estimated financial obligations. Adjusted capitalization represents total equity plus adjusted debt.

NON-GAAP FINANCIAL MEASURE
ADJUSTED DEBT TO CAPITALIZATION RATIO
(in millions) (unaudited)

	June 30, 2021	March 31, 2021	December 31, 2019
	(unaudited)
Long-term debt and finance leases	$3,998	$4,619	$1,990
Current maturities of long-term debt and finance leases	432	463	344
Operating lease liabilities - aircraft	239	256	183
Adjusted debt	$4,669	$5,338	$2,517

Long-term debt and finance leases	$3,998	$4,619	$1,990
Current maturities of long-term debt and finance leases	432	463	344
Operating lease liabilities - aircraft	239	256	183
Stockholders' equity	3,813	3,714	4,799
Adjusted capitalization	$8,482	$9,052	$7,316

Adjusted debt to capitalization ratio	55%	59%	34%

Adjusted Net Debt
Adjusted net debt is a non-GAAP financial measure which we believe is helpful to investors in assessing our overall debt profile. We reduce our adjusted debt by cash, cash equivalents, and short-term investments resulting in adjusted net debt, to present the amount of assets needed to satisfy our debt obligations.

NON-GAAP FINANCIAL MEASURE
ADJUSTED NET DEBT
(in millions) (unaudited)

	June 30, 2021	March 31, 2021	December 31, 2019
Long-term debt and finance leases	$3,998	$4,619	$1,990
Current maturities of long-term debt and finance leases	432	463	344
Operating lease liabilities - aircraft	239	256	183
Adjusted Debt	4,669	5,338	2,517

Cash and cash equivalents	$2,409	$2,358	$959
Short-term investments	1,317	867	369
Total Liquidity	3,726	3,225	1,328

Adjusted Net Debt	$943	$2,113	$1,189

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com